UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 29, 2016

INGREDION INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Westbrook Corporate Center, Westchester, Illinois	60154-5749
(Address of Principal Executive Offices)	(Zip Code)

(708) 551-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 29, 2016 the Board of Directors of Ingredion Incorporated (the “Company,” “we” or “us”) elected Stephen K. Latreille Vice President and Corporate Controller of the Company, effective April 1, 2016. As such Mr. Latreille will serve as the Company’s principal accounting officer. Mr. Latreille was elected to the position to be vacated by the resignation of Matthew R. Galvanoni as Vice President and Corporate Controller of the Company, who, on February 29, provided his resignation effective April 1, 2016. Mr. Galvanoni is resigning to accept the position of Vice President Finance, North America of the Company, effective April 1, 2016.

There are no arrangements or understandings between Mr. Latreille and any other persons pursuant to which Mr. Latreille was selected as Vice President and Corporate Controller.

Mr. Latreille, age 49, has served as Vice President, Corporate Finance of the Company since August 5, 2014. From August 26, 2014 to November 18, 2014, Mr. Latreille also led the Company’s Investor Relations and Corporate Communications function on an interim basis. He previously served as Director, Corporate Finance and Planning from March 4, 2013, when he joined the Company, to August 4, 2014. Prior to that Mr. Latreille was employed by Kraft Foods, Inc., then the world’s second largest food company, from December 1994 to December 28, 2012. Kraft Foods was spun off from Mondelez International on October 1, 2012. He served as Senior Director, Finance and Strategy, North America Customer Service and Logistics from April 1, 2009 to December 28, 2012. Mr. Latreille served as Senior Director, Investor Relations from June 18, 2007 to March 31, 2009. Prior to that, he held several positions of increasing responsibility with Kraft Foods, including Business Unit Finance Director. Prior to his time with Kraft Foods, Mr. Latreille held positions of increasing responsibility with Rand McNally & Company, a leading provider of maps, navigation and travel content, and Price Waterhouse, one of the world’s largest accounting firms. Mr. Latreille holds a Bachelor’s degree in accounting from Michigan State University and a Master of Business Administration degree from Northwestern University. He is a member of the American Institute of Certified Public Accountants.

Mr. Latreille’s annual base salary will be increased to $275,000, effective April 1, 2016, and his target award under the Company’s Short-Term Incentive Plan will be increased to 50% of his base salary.

The Company will enter into an Executive Severance Agreement with Mr. Latreille. Under Mr. Latreille’s Executive Severance Agreement we will be required to make certain payments and provide certain benefits if his employment is terminated by us other than because of death, “Disability” or “Cause” or is terminated by him for “Good Reason” (in each case as defined in the agreement) within two years after a change in control of the Company. His agreement will also include a prohibition of soliciting or recruiting any of our employees or consultants and a non-competition agreement, each of which would apply for one year following his termination of employment, and confidentiality provisions that would apply for an unlimited period of time following his termination of employment.

The agreement will provide for the payment of salary and vacation pay accrued through the termination date plus amounts under our annual bonus plan based on the assumption that the target award level was achieved, pro rated for the relevant year or portion thereof. In addition, he would receive, as a severance payment, a lump sum amount equal to one times the sum of his (a) highest base salary in effect during any consecutive 12-month period within the 36 months immediately preceding the date of termination and (b) his target annual incentive plan payment for the year in which the termination occurs. The agreement will also provide for a severance payment of one times his base salary in effect on the date of his termination of employment in the event of termination of employment other than within two years of a change in control of the Company.

We will also enter into our standard indemnification agreement with Mr. Latreille. Under the indemnification agreement, subject to certain exceptions, the Company will agree to indemnify Mr. Latreille if he is involved, or threatened to be involved, in any threatened, pending, or completed action, suit, or proceeding or any inquiry or investigation (whether conducted by the Company or any other party), that he in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise as a result of his service as a director, officer, employee, agent or fiduciary of the Company, or his service at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done or not done by him in any such capacity, to the fullest extent permitted by the Delaware General Corporation Law against all expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes and penalties in connection with investigating, preparing for and defending or participating in the defense of (including on appeal) or settling any indemnified claim and any and all interest, assessments and other charges paid or payable with or in respect of such expenses. The foregoing description is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which was filed as Exhibit 10.5 to the Company’s annual report on Form 10-K for the year ended December 31, 1997 and is incorporated herein by reference.

There have been no transactions, nor are there any currently proposed transactions, to which the Company was, is or is to be a participant and in which Mr. Latreille or any member of his immediate family had, has or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGREDION INCORPORATED

Date: March 2, 2016	By:	/s/ Jack C. Fortnum
Jack C. Fortnum
Executive Vice President and Chief Financial Officer

4